As filed with the Securities and Exchange Commission on May 25, 2023

Registration No. 333-158069

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 6 TO
Form S-8 Registration Statement No. 333-158069
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	14-0689340 (I.R.S. Employer Identification No.)
One Financial Center, Suite 3700
Boston, Massachusetts 02111
(617) 443-3000
(Address of Principal Executive Offices, Zip Code)

Certain Existing and Future GE or Affiliate Benefit and Compensation Plans
(Full title of the Plan)

Brandon Smith
Vice President, Chief Corporate, Securities & Finance Counsel
General Electric Company
One Financial Center, Suite 3700
Boston, Massachusetts 02111
(617) 443-3000
(Name and address, including zip code, and telephone number, including area code, of agent for service)
______________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

General Electric Company, a New York corporation (the “Company” or the “Registrant” or “we”), registered on a Registration Statement on Form S-8 (File no. 333-158069) filed on March 17, 2009 (the “Original Registration Statement”), as amended by Post-Effective No. 1 filed on November 8, 2011 (“Amendment No. 1”), Post-Effective No. 2 filed on June 13, 2012 (“Amendment No. 2”), Post-Effective No. 3 filed on August 1, 2016 (“Amendment No. 3”), Post-Effective No. 4 filed on June 17, 2020 (“Amendment No. 4”), and Post-Effective No. 5 filed on August 22, 2022 (“Amendment No. 5”), 1,250,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), after giving effect to the Company’s one-for-eight reverse stock split on July 30, 2021, to be offered and sold under certain existing and future benefit and compensation plans of the Company and its affiliates that co-filed the Original Registration Statement or that are added to the Original Registration Statement through post-effective amendments thereto (the “Plans”), and an indeterminate amount of interests in each of the Plans. The Plans currently consist of only the ITI 401(k) Plan.
The Company has terminated its offering of shares of Common Stock under the ITI 401(k) Plan, as well as the associated interests in such plan, and does not wish to reallocate any unsold shares of Common Stock. Accordingly, in accordance with undertakings made by the Company in the Original Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, this Post-Effective Amendment No. 6 to the Original Registration Statement (this “Amendment No. 6” and, together with the Original Registration Statement, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, and Amendment No. 5, the “Registration Statement”) is being filed for the purpose of removing from registration all unsold shares of Common Stock with respect to the ITI 401(k) Plan as well as interests in such plan.

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SIGNATURES
The Company. Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 6 on Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 25th day of May, 2023.

GENERAL ELECTRIC COMPANY

By:	/s/ Brandon Smith
Name:	Brandon Smith
Title:	Vice President, Chief Corporate, Securities & Finance Counsel

The Plans. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Plans) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 25th day of May, 2023.

ITI 401(k) Plan*

*By:	/s/ Christoph A. Pereira
Name:	Christoph A. Pereira
Title:	Attorney-in-Fact

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the specified Registration Statements.